Exhibit 99.1

News Release

For release at 4:15 p.m. EST
RAYONIER REPORTS FOURTH QUARTER 2016 RESULTS

•	Fourth quarter net income attributable to Rayonier of $48.3 million ($0.39 per share) on revenues of $220.5 million

•	Fourth quarter pro forma net income of $5.7 million ($0.05 per share) on pro forma revenues of $142.8 million

•	Fourth quarter operating income of $61.5 million, pro forma operating income of $18.9 million and Adjusted EBITDA of $52.0 million

•	Full-year net income attributable to Rayonier of $212.0 million ($1.73 per share) on revenues of $788.3 million

•	Full-year pro forma net income of $69.1 million ($0.56 per share) on pro forma revenues of $581.0 million

•	Full-year operating income of $255.8 million, pro forma operating income of $112.9 million and Adjusted EBITDA of $239.7 million

•	Full-year cash provided by operations of $203.8 million and cash available for distribution (CAD) of $144.3 million
JACKSONVILLE, FL — February 8, 2017 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $48.3 million, or $0.39 per share, on revenues of $220.5 million. This compares to net income attributable to Rayonier of $10.3 million, or $0.08 per share, on revenues of $137.1 million in the prior year quarter. The fourth quarter results included $42.6 million of income from a Large Disposition.1 The prior year fourth quarter results included $1.0 million of costs related to shareholder litigation.2 Excluding these items, pro forma net income3 was $5.7 million, or $0.05 per share, on pro forma revenues of $142.8 million versus $11.3 million, or $0.09 per share, on pro forma revenues of $137.1 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2016		December 31, 2015
	$	EPS	$	EPS

Revenues	$220.5		$137.1
Large Dispositions[1]	(77.7)		—
Pro forma revenues[3]	$142.8		$137.1

Net income attributable to Rayonier	$48.3	$0.39	$10.3	$0.08
Costs related to shareholder litigation[2]	—	—	1.0	0.01
Large Dispositions[1]	(42.6)	(0.34)	—	—
Pro forma net income[3]	$5.7	$0.05	$11.3	$0.09

225 Water Street, Jacksonville, FL 32202 904-357-9100

Full-year 2016 net income attributable to Rayonier was $212.0 million, or $1.73 per share, on revenues of $788.3 million. This compares to net income attributable to Rayonier of $46.2 million, or $0.37 per share, on revenues of $544.9 million in the prior year. The full-year results included $2.2 million of costs related to shareholder litigation,2 $1.2 million of gain on foreign currency derivatives4 and $143.9 million from Large Dispositions.1 The prior full-year results included $4.1 million of costs related to shareholder litigation2 and $0.4 million of expense related to the write-off of capitalized financing costs. Excluding these items, pro forma net income3 was $69.1 million, or $0.56 per share, on pro forma revenues of $581.0 million versus $50.7 million, or $0.40 per share, on pro forma revenues of $544.9 million in the prior year.
The following table summarizes the current full-year and comparable prior year results on an actual and pro forma basis:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2016		December 31, 2015
	$	EPS	$	EPS

Revenues	$788.3		$544.9
Large Dispositions[1]	(207.3)		—
Pro forma revenues[3]	$581.0		$544.9

Net income attributable to Rayonier	$212.0	$1.73	$46.2	$0.37
Costs related to shareholder litigation[2]	2.2	0.02	4.1	0.03
Gain on foreign currency derivatives[4]	(1.2)	(0.01)	—	—
Large Dispositions[1]	(143.9)	(1.18)	—	—
Expense related to the write-off of capitalized financing costs	—	—	0.4	—
Pro forma net income[3]	$69.1	$0.56	$50.7	$0.40

Fourth quarter operating income was $61.5 million versus $15.7 million in the prior year period. The fourth quarter operating income included $42.6 million from a Large Disposition.1 The prior year fourth quarter operating income included $1.0 million of costs related to shareholder litigation.2 Excluding these items, pro forma operating income3 was $18.9 million versus $16.7 million in the prior year period. Fourth quarter Adjusted EBITDA3 was $52.0 million versus $47.6 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2016	2015	2016	2015	2016	2015
Southern Timber	$8.1	$12.0	$8.1	$12.0	$20.8	$24.9
Pacific Northwest Timber	(3.1)	(0.4)	(3.1)	(0.4)	7.2	3.5
New Zealand Timber	11.7	(1.1)	11.7	(1.1)	17.9	6.9
Real Estate	49.4	10.3	6.8	10.3	10.6	16.2
Trading	0.5	0.6	0.5	0.6	0.5	0.6
Corporate and other	(5.1)	(5.7)	(5.1)	(4.7)	(5.0)	(4.5)
Total	$61.5	$15.7	$18.9	$16.7	$52.0	$47.6

225 Water Street, Jacksonville, FL 32202 904-357-9100

Full-year operating income was $255.8 million versus $77.8 million in the prior year. The full-year operating income included $2.2 million of costs related to shareholder litigation,2 $1.2 million of gain on foreign currency derivatives4 and $143.9 million from Large Dispositions.1 The prior year operating income included $4.1 million of costs related to shareholder litigation.2 Excluding these items, pro forma operating income3 was $112.9 million versus $81.9 million in the prior year. Full-year Adjusted EBITDA3 was $239.7 million versus $208.0 million in the prior year.
The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current full year and comparable prior year:

	Year Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2016	2015	2016	2015	2016	2015
Southern Timber	$43.1	$46.7	$43.1	$46.7	$92.9	$101.0
Pacific Northwest Timber	(4.0)	6.9	(4.0)	6.9	21.2	21.7
New Zealand Timber	33.1	2.8	33.1	2.8	58.3	33.0
Real Estate	202.4	44.3	58.5	44.3	84.7	70.8
Trading	2.0	1.2	2.0	1.2	2.0	1.2
Corporate and other	(20.8)	(24.1)	(19.8)	(20.0)	(19.4)	(19.7)
Total	$255.8	$77.8	$112.9	$81.9	$239.7	$208.0

Full-year cash provided by operating activities was $203.8 million versus $177.2 million in the prior year. Full-year cash available for distribution (CAD)3 was $144.3 million versus $117.4 million in the prior year. Full-year CAD increased $26.9 million versus the prior year primarily due to higher Adjusted EBITDA3($31.7 million), partially offset by higher cash interest paid ($3.2 million), higher cash taxes paid ($0.2 million) and increased capital expenditures ($1.4 million).
“We are pleased with our fourth quarter results as favorable Pacific Northwest and New Zealand Timber results more than offset the impact of lower harvest volumes in Southern Timber and reduced land sales in Real Estate,” said David Nunes, President and CEO. “Southern Timber volumes decreased 9% relative to the prior year quarter as we exercised our discretion to defer harvest volume in response to weaker market conditions. Average stumpage prices in Southern Timber decreased 6% versus the prior year quarter, primarily due to geographic mix and continued supply impacts from extended dry weather conditions. In Pacific Northwest Timber, harvest volumes increased 13% and average prices increased 9% relative to the prior year quarter, largely driven by strong results from our newly-acquired Menasha properties. New Zealand Timber results were well above the prior year quarter, as continued strong export and domestic demand drove significantly higher pricing. Real Estate results, excluding the gain on the previously-announced Large Disposition,1 were below the prior year quarter due to the sale of fewer Non-strategic / Timberland acres, partially offset by a timberland sale in Washington for roughly $6,500 per acre.”
Southern Timber
Fourth quarter sales of $30.6 million decreased $5.5 million, or 15%, versus the prior year period. Harvest volumes decreased 9% to 1.29 million tons versus 1.41 million tons in the prior year period, as harvest levels were deliberately reduced in response to softer market conditions. Average sawtimber stumpage prices were relatively flat at $26.75 per ton versus $26.76 per ton in the prior year period, while average pulpwood stumpage prices decreased 13% to $15.83 per ton versus $18.24 per ton in the prior year period. The decrease in average pulpwood prices was largely due to geographic mix as well as increased supply caused by extended dry weather along the east coast. Overall, weighted-average stumpage prices (including hardwood) decreased 6% to $19.06 per ton versus $20.36 per ton in the prior year period. Operating income of $8.1 million decreased $3.9 million versus the prior year period due to lower volumes ($1.2 million), lower weighted-average stumpage prices ($1.7 million), higher depletion rates ($1.0 million) and lower non-timber income ($0.4 million), which were partially offset by lower software and road maintenance costs ($0.4 million).

225 Water Street, Jacksonville, FL 32202 904-357-9100

Fourth quarter Adjusted EBITDA3 of $20.8 million was $4.1 million below the prior year period.
Pacific Northwest Timber
Fourth quarter sales of $22.9 million increased $4.2 million, or 22%, versus the prior year period. Harvest volumes increased 13% to 356,000 tons versus 315,000 tons in the prior year period due to additional volume from our recent Menasha acquisition, partially offset by planned harvest deferrals in the fourth quarter from our legacy Washington properties. Average delivered sawtimber prices increased 13% to $74.97 per ton versus $66.27 per ton in the prior year period, while average delivered pulpwood prices decreased 12% to $39.62 per ton versus $44.93 per ton in the prior year period. The increase in average sawtimber prices was due to an overall strengthening of export and domestic sawtimber markets, combined with additional volume from our newly-acquired Menasha properties, which generally command a higher sawtimber price than our legacy Washington properties. The decrease in pulpwood prices was primarily due to the increased availability of wood chips in certain market areas. Operating loss of $3.1 million versus $0.4 million in the prior year period was primarily due to higher depletion rates resulting from the Menasha acquisition ($5.9 million) and lower non-timber income ($0.5 million), which were partially offset by higher prices ($2.3 million), higher volumes ($0.3 million) and lower overhead and severance taxes ($1.1 million).
Fourth quarter Adjusted EBITDA3 of $7.2 million was $3.7 million above the prior year period.
New Zealand Timber
Fourth quarter sales of $46.6 million increased $6.5 million, or 16%, versus the prior year period. Harvest volumes decreased 1% to 562,000 tons versus 568,000 tons in the prior year period. Average delivered prices for export sawtimber increased 19% to $104.26 per ton versus $87.35 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 30% to $77.41 per ton versus $59.71 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by strong domestic demand for construction materials and the rise in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.66 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 18% from the prior year period. Operating income of $11.7 million increased $12.8 million versus the prior year period due to higher prices ($7.5 million), lower overhead and forest management expenses ($0.3 million), favorable changes in foreign exchange impacts ($1.4 million) and higher non-timber and other income ($3.7 million), which were partially offset by changes in volume/mix ($0.1 million).
Fourth quarter Adjusted EBITDA3 of $17.9 million was $11.0 million above the prior year period.
Real Estate
Fourth quarter sales of $88.1 million increased $67.6 million versus the prior year period, while operating income of $49.4 million increased $39.1 million versus the prior year period. The fourth quarter sales and operating income included $77.7 million and $42.6 million, respectively, from Large Dispositions.1 Excluding Large Dispositions,1 pro forma sales and operating income decreased in the fourth quarter due to reduced land sales (1,489 acres sold versus 9,193 acres sold in the prior year period), which were partially offset by a significant increase in weighted-average prices ($6,929 per acre versus $2,233 per acre in the prior year period) and the receipt of a $4.7 million deferred payment with respect to a prior land sale.
Unimproved Development sales of $3.3 million were comprised of an 84-acre tract in St. John’s County, Florida for $39,385 per acre.
Rural sales of $1.5 million were comprised of 504 acres at an average price of $2,749 per acre.
Non-strategic / Timberland sales of $5.6 million were comprised of 901 acres at an average price of $6,228 per acre, including a sale of 816 acres in Washington for $6,495 per acre.
Large Dispositions1 of $77.7 million were comprised of the previously announced disposition of 37,000 acres in Alabama and Mississippi at an average price of $2,094 per acre.
Fourth quarter Adjusted EBITDA3 of $10.6 million was $5.6 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Trading
Fourth quarter sales of $32.3 million increased $10.6 million versus the prior year period due to higher volumes and prices. Sales volumes increased 30% to 321,000 tons versus 247,000 tons in the prior year period. Average prices increased 14% to $100.41 per ton versus $87.97 per ton in the prior year period. The increases in both volumes and prices were primarily due to stronger demand from China. Operating income of $0.5 million decreased $0.1 million versus the prior year period.
Other Items
Fourth quarter corporate and other operating expenses of $5.1 million decreased $0.6 million versus the prior year period due to lower costs related to shareholder litigation2 ($1.0 million), which were partially offset by increased selling, general and administrative expenses ($0.2 million) and other minor variances ($0.2 million).
Fourth quarter interest expense of $8.6 million increased $1.5 million versus the prior year period due to higher outstanding debt, partially offset by lower average rates.
Fourth quarter income tax expense of $2.8 million was principally related to the New Zealand JV.
Outlook
“In 2017, we expect to achieve net income attributable to Rayonier of $66 to $72 million, pro forma net income of $39 to $45 million and Adjusted EBITDA of $220 to $240 million,” added Nunes. “In our Southern Timber segment, we expect harvest volumes to be slightly down compared to 2016 as we continue to flex regional harvest volumes based on end market conditions. We continue to see near-term headwinds in product pricing in certain markets due to ample mill log inventories, relatively modest near-term growth in new housing construction, and high levels of Canadian lumber imports. However, we’re optimistic that pricing will improve over the longer-term as we see incremental growth in housing starts and a potential return to some form of managed lumber trade. In our Pacific Northwest Timber segment, we expect a modest increase in harvest volumes with a full-year contribution from the Menasha acquisition as well as a modest improvement in sawtimber prices due to increased regional manufacturing capacity. In our New Zealand Timber segment, we expect a modest increase in volume and continued strong pricing dynamics driven by solid demand in both domestic and export markets. In our Real Estate segment, we remain highly focused on unlocking the long-term value of our HBU development and rural property portfolio. We continue to be encouraged by the market interest in our Wildlight development project north of Jacksonville, Florida, and we expect to realize our first sales from this project in 2017.”
Conference Call
A conference call and live webcast will be held on Thursday, February 9, 2017 at 10:00 AM EST to discuss these results.
Access to the live webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, February 16, 2017 by dialing 800-568-3705 (domestic) or 203-369-3811 (international), passcode: 02092017. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value.
2“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.
3Pro forma net income, Pro forma revenues (sales), Pro forma operating income, Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
4The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

225 Water Street, Jacksonville, FL 32202 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2016, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.85 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (433,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2016 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
SALES	$220.5	$171.4	$137.1	$788.3	$544.9
Costs and expenses
Cost of sales	161.9	116.6	114.1	524.7	441.1
Selling and general expenses	11.1	10.6	11.4	42.8	45.8
Other operating income, net	(14.0)	(5.5)	(4.1)	(35.0)	(19.8)
OPERATING INCOME	61.5	49.7	15.7	255.8	77.8
Interest expense	(8.6)	(8.5)	(7.1)	(32.2)	(31.7)
Interest income and miscellaneous income (expense), net	0.4	0.2	1.3	(0.8)	(3.0)
INCOME BEFORE INCOME TAXES	53.3	41.4	9.9	222.8	43.1
Income tax (expense) benefit	(2.8)	(0.8)	(0.5)	(5.0)	0.8
NET INCOME	50.5	40.6	9.4	217.8	43.9
Less: Net income (loss) attributable to noncontrolling interest	2.2	1.2	(0.9)	5.8	(2.3)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$48.3	$39.4	$10.3	$212.0	$46.2
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.39	$0.32	$0.08	$1.73	$0.37
Diluted earnings per share attributable to Rayonier Inc.	$0.39	$0.32	$0.08	$1.73	$0.37

Pro forma net income (a)	$0.05	$0.33	$0.09	$0.56	$0.40

Weighted Average Common
Shares used for determining
Basic EPS	122,618,278	122,597,927	123,186,975	122,585,200	125,385,085
Diluted EPS	122,900,350	122,882,633	123,300,068	122,812,323	125,900,189

(a) Pro forma net income is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2016 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$85.9	$51.8
Assets held for sale	23.2	—
Other current assets	55.8	53.9
Timber and timberlands, net of depletion and amortization	2,291.0	2,066.8
Higher and better use timberlands and real estate development investments	70.4	65.4
Property, plant and equipment	23.1	15.8
Less - accumulated depreciation	(9.1)	(9.1)
Net property, plant and equipment	14.0	6.7
Restricted deposits	71.7	23.5
Other assets	73.8	47.8
Total Assets	$2,685.8	$2,315.9
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$31.7	—
Other current liabilities	60.3	59.5
Long-term debt	1,030.2	830.6
Other non-current liabilities	66.7	64.1
Total Rayonier Inc. shareholders’ equity	1,411.7	1,288.1
Noncontrolling interest	85.2	73.6
Total shareholders’ equity	1,496.9	1,361.7
	$2,685.8	$2,315.9

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
December 31, 2016 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2014	126,773,097	$702.6	$790.7	($4.8)	$86.7	$1,575.2
Net income (loss)	—	—	46.2	—	(2.3)	43.9
Dividends ($1.00 per share)	—	—	(124.9)	—	—	(124.9)
Issuance of shares under incentive stock plans	205,219	2.1	—	—	—	2.1
Stock-based compensation	—	4.5	—	—	—	4.5
Repurchase of common shares made under repurchase program	(4,202,697)	—	(100.0)	—	—	(100.0)
Other (a)	(5,402)	(0.4)	0.8	(28.7)	(10.8)	(39.1)
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	212.0	—	5.8	217.8
Dividends ($1.00 per share)	—	—	(123.2)	—	—	(123.2)
Issuance of shares under incentive stock plans	179,743	1.6	—	—	—	1.6
Stock-based compensation	—	5.1	—	—	—	5.1
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(10,392)	(5.6)	—	34.4	5.8	34.6
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2016 also includes changes as a result of the recapitalization of the New Zealand JV.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2016 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2016	2015
Cash provided by operating activities:
Net income	$217.8	$43.9
Depreciation, depletion and amortization	115.1	113.7
Non-cash cost of land and improved development	11.7	12.5
Gain on sale of large dispositions	(143.9)	—
Other items to reconcile net income to cash provided by operating activities	12.7	7.6
Changes in working capital and other assets and liabilities	(9.6)	(0.5)
	203.8	177.2
Cash used for investing activities:
Capital expenditures	(58.7)	(57.3)
Real estate development investments	(8.7)	(2.7)
Purchase of timberlands	(366.5)	(98.4)
Assets purchased in business acquisition	(0.9)	—
Net proceeds from large dispositions	203.9	—
Change in restricted deposits	(48.2)	(16.8)
Proceeds from settlement of net investment hedge	—	2.8
Rayonier office building under construction	(6.3)	0.9
Other	2.2	5.2
	(283.2)	(166.3)
Cash used for financing activities:
Increase in debt, net of issuance costs	236.6	106.4
Dividends paid	(122.8)	(124.9)
Proceeds from the issuance of common shares	1.6	2.1
Repurchase of common shares	(0.7)	(100.0)
Other	(0.3)	(0.1)
	114.4	(116.5)
Effect of exchange rate changes on cash	(0.9)	(4.2)
Cash and cash equivalents:
Change in cash and cash equivalents	34.1	(109.8)
Balance, beginning of year	51.8	161.6
Balance, end of year	$85.9	$51.8

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2016 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Sales
Southern Timber	$30.6	$27.8	$36.1	$132.9	$139.1
Pacific Northwest Timber	22.9	16.1	18.7	75.2	76.5
New Zealand Timber	46.6	42.2	40.1	172.5	161.6
Real Estate	88.1	60.6	20.5	299.4	86.5
Trading	32.3	24.7	21.7	108.3	81.2
Total sales	$220.5	$171.4	$137.1	$788.3	$544.9

Pro forma sales (a)
Southern Timber	$30.6	$27.8	$36.1	$132.9	$139.1
Pacific Northwest Timber	22.9	16.1	18.7	75.2	76.5
New Zealand Timber	46.6	42.2	40.1	172.5	161.6
Real Estate	10.4	60.6	20.5	92.1	86.5
Trading	32.3	24.7	21.7	108.3	81.2
Pro forma sales	$142.8	$171.4	$137.1	$581.0	$544.9

Operating income (loss)
Southern Timber	$8.1	$8.2	$12.0	$43.1	$46.7
Pacific Northwest Timber	(3.1)	(3.3)	(0.4)	(4.0)	6.9
New Zealand Timber	11.7	6.6	(1.1)	33.1	2.8
Real Estate	49.4	43.1	10.3	202.4	44.3
Trading	0.5	0.5	0.6	2.0	1.2
Corporate and other	(5.1)	(5.4)	(5.7)	(20.8)	(24.1)
Operating income	$61.5	$49.7	$15.7	$255.8	$77.8

Pro forma operating income/(loss) (a)
Southern Timber	$8.1	$8.2	$12.0	$43.1	$46.7
Pacific Northwest Timber	(3.1)	(3.3)	(0.4)	(4.0)	6.9
New Zealand Timber	11.7	6.6	(1.1)	33.1	2.8
Real Estate	6.8	43.1	10.3	58.5	44.3
Trading	0.5	0.5	0.6	2.0	1.2
Corporate and other	(5.1)	(4.2)	(4.7)	(19.8)	(20.0)
Pro forma operating income	$18.9	$50.9	$16.7	$112.9	$81.9

Adjusted EBITDA (a)
Southern Timber	$20.8	$18.2	$24.9	$92.9	$101.0
Pacific Northwest Timber	7.2	3.4	3.5	21.2	21.7
New Zealand Timber	17.9	12.6	6.9	58.3	33.0
Real Estate	10.6	56.6	16.2	84.7	70.8
Trading	0.5	0.5	0.6	2.0	1.2
Corporate and other	(5.0)	(4.1)	(4.5)	(19.4)	(19.7)
Adjusted EBITDA	$52.0	$87.2	$47.6	$239.7	$208.0

(a) Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2016 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2016	2015
Cash Provided by Operating Activities	$203.8	$177.2
Working capital and other balance sheet changes	(0.8)	(2.5)
Capital expenditures (a)	(58.7)	(57.3)
Cash Available for Distribution (b)	$144.3	$117.4

Net income	$217.8	$43.9
Interest, net and miscellaneous expense (income)	33.0	34.7
Income tax expense (benefit)	5.0	(0.9)
Depreciation, depletion and amortization	115.1	113.7
Non-cash cost of land and improved development	11.7	12.5
Costs related to shareholder litigation (c)	2.2	4.1
Gain on foreign currency derivatives (d)	(1.2)	—
Large Dispositions (e)	(143.9)	—
Adjusted EBITDA	$239.7	$208.0
Cash interest paid (f)	(36.2)	(33.0)
Cash taxes paid	(0.5)	(0.3)
Capital expenditures (a)	(58.7)	(57.3)
Cash Available for Distribution	$144.3	$117.4

Cash Available for Distribution	$144.3	$117.4
Real estate development investments	(8.7)	(2.7)
Cash Available for Distribution after real estate development investments	$135.6	$114.7

(a)
Capital expenditures exclude timberland acquisitions of $366.5 million and $98.4 million and spending on the Rayonier office building of $6.3 million and $0.9 million for the years ended December 31, 2016 and December 31, 2015, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(e)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. Large Dispositions in 2016 included $143.9 million of gain, $36.1 million of depletion and $22.2 million non-cash cost of land sold.

(f)	Cash interest paid is presented net of patronage refunds received of $0.4 million and $1.3 million for the years ended December 31, 2016 and December 31, 2015, respectively.

F

PRO FORMA SALES (a)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
December 31, 2016
Sales	$30.6	$22.9	$46.6	$88.1	$32.3	$220.5
Large Dispositions (b)	—	—	—	(77.7)	—	(77.7)
Pro forma sales	$30.6	$22.9	$46.6	$10.4	$32.3	$142.8

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
December 31, 2016
Sales	$132.9	$75.2	$172.5	$299.4	$108.3	$788.3
Large Dispositions (b)	—	—	—	(207.3)	—	(207.3)
Pro forma sales	$132.9	$75.2	$172.5	$92.1	$108.3	$581.0

PRO FORMA NET INCOME (c):

	Three Months Ended						Twelve Months Ended
	December 31, 2016		September 30, 2016		December 31, 2015		December 31, 2016		December 31, 2015
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$48.3	$0.39	$39.4	$0.32	$10.3	$0.08	$212.0	$1.73	$46.2	$0.37
Costs related to shareholder litigation (d)	—	—	1.2	0.01	1.0	0.01	2.2	0.02	4.1	0.03
Gain on foreign currency derivatives (e)	—	—	—	—	—	—	(1.2)	(0.01)	—	—
Large Dispositions (b)	(42.6)	(0.34)	—	—	—	—	(143.9)	(1.18)	—	—
Expense related to the write-off of capitalized financing costs	—	—	—	—	—	—	—	—	0.4	—
Pro forma net income	$5.7	$0.05	$40.6	$0.33	$11.3	$0.09	$69.1	$0.56	$50.7	$0.40

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f)(g):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
December 31, 2016
Operating income (loss)	$8.1	($3.1)	$11.7	$49.4	$0.5	($5.1)	$61.5
Large Dispositions (b)	—	—	—	(42.6)	—	—	(42.6)
Pro forma operating income (loss)	$8.1	($3.1)	$11.7	$6.8	$0.5	($5.1)	$18.9
Depreciation, depletion and amortization	12.7	10.3	6.2	2.2	—	0.1	31.5
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$20.8	$7.2	$17.9	$10.6	$0.5	($5.0)	$52.0

September 30, 2016
Operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($5.4)	$49.7
Costs related to shareholder litigation (d)	—	—	—	—	—	1.2	1.2
Pro forma operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($4.2)	$50.9
Depreciation, depletion and amortization	10.0	6.7	6.0	9.2	—	0.1	32.0
Non-cash cost of land and improved development	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$18.2	$3.4	$12.6	$56.6	$0.5	($4.1)	$87.2

December 31, 2015
Operating income (loss)	$12.0	($0.4)	($1.1)	$10.3	$0.6	($5.7)	$15.7
Costs related to shareholder litigation (d)	—	—	—	—	—	1.0	1.0
Pro forma operating income (loss)	$12.0	($0.4)	($1.1)	$10.3	$0.6	($4.7)	$16.7
Depreciation, depletion and amortization	12.9	3.9	7.5	3.4	—	0.2	27.9
Non-cash cost of land and improved development	—	—	0.5	2.5	—	—	3.0
Adjusted EBITDA	$24.9	$3.5	$6.9	$16.2	$0.6	($4.5)	$47.6

F

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
December 31, 2016
Operating income (loss)	$43.1	($4.0)	$33.1	$202.4	$2.0	($20.8)	$255.8
Large Dispositions (b)	—	—	—	(143.9)	—	—	(143.9)
Costs related to shareholder litigation (d)	—	—	—	—	—	2.2	2.2
Gain on foreign currency derivatives	—	—	—	—	—	(1.2)	(1.2)
Pro forma operating income (loss)	$43.1	($4.0)	$33.1	$58.5	$2.0	($19.8)	$112.9
Depreciation, depletion and amortization	49.8	25.2	23.4	16.3	—	0.4	115.1
Non-cash cost of land and improved development	—	—	1.8	9.9	—	—	11.7
Adjusted EBITDA	$92.9	$21.2	$58.3	$84.7	$2.0	($19.4)	$239.7

December 31, 2015
Operating income (loss)	$46.7	$6.9	$2.8	$44.3	$1.2	($24.1)	$77.8
Costs related to shareholder litigation (d)	—	—	—	—	—	4.1	4.1
Pro forma operating income (loss)	$46.7	$6.9	$2.8	$44.3	$1.2	($20.0)	$81.9
Non-operating expense	—	—	—	—	—	(0.1)	(0.1)
Depreciation, depletion and amortization	54.3	14.8	29.7	14.5	—	0.4	113.7
Non-cash cost of land and improved development	—	—	0.5	12.0	—	—	12.5
Adjusted EBITDA	$101.0	$21.7	$33.0	$70.8	$1.2	($19.7)	$208.0

	2017
	Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$72.5	-	$78.5
Less: Net income attributable to noncontrolling interest	(6.5)	-	(7.0)
Net Income attributable to Rayonier Inc.	$66.0	-	$71.5
Less: Large Dispositions (b)	(27.0)	-	(27.0)
Pro forma net income	$39.0	-	$44.5

Interest, net	33.0	-	33.2
Income tax expense	10.5	-	11.3
Depreciation, depletion and amortization	116.0	-	124.0
Non-cash cost of land and improved development	15.0	-	20.0
Net income attributable to noncontrolling interest	6.5	-	7.0
Adjusted EBITDA	$220.0	-	$240.0

(a)
Pro forma sales is defined as revenue adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(b)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. On April 28, 2016, the Company completed a disposition of approximately 55,000 acres located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively. On October 21, 2016, the Company completed a second disposition of approximately 37,000 acres located in Mississippi and Alabama for a sales price and gain of approximately $77.7 million and $42.6 million, respectively.

(c)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives, Large Dispositions and expense related to the write-off of capitalized financing costs. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(d)
“Costs related to shareholder litigation” includes expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(e)	The company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(f)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(g)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F